Exhibit 99.1

 IMMEDIATE RELEASE
 October 9, 2008

QUAINT OAK BANCORP, INC. DECLARES
QUARTERLY CASH DIVIDEND

Southampton, PA – Quaint Oak Bancorp, Inc. (OTCBB: QNTO) (the "Company"), the holding company for Quaint Oak Bank (the "Bank"), announced today that its Board of Directors at their meeting on October 8, 2008 declared a quarterly cash dividend of $.025 per share on the common stock of the Company payable on November 7, 2008 to the shareholders of record at the close of business on October 23, 2008.

Quaint Oak Bancorp, Inc. is a community-based, savings and loan holding company providing consumer and commercial banking services through its wholly-owned subsidiary, Quaint Oak Bank, headquartered in Southampton, Pennsylvania.  Quaint Oak Bank has served individuals and businesses in the Bucks County area for more than 80 years.  Quaint Oak Bancorp's website is www.quaintoak.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margin and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in Quaint Oak Bancorp's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by Quaint Oak Bancorp with the Securities and Exchange Commission from time to time. Quaint Oak Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059